Exhibit 3.6

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

8POINT3 GENERAL PARTNER, LLC

A Delaware Limited Liability Company

Dated as of

[            ], 2015

i

ii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

8POINT3 GENERAL PARTNER, LLC

A Delaware Limited Liability Company

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF 8POINT3 GENERAL PARTNER, LLC dated as of [            ], 2015, is adopted, executed and agreed to, for good and valuable consideration, by 8point3 Holding Company, LLC, a Delaware limited liability company. In consideration of the covenants, conditions and agreements contained herein, the Sole Member hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Acceptable Project” means a Project, or an interest in a Project, that:

(a) is photovoltaic,

(b) is located in Australia, Canada, Chile, France, Germany, Japan, Mexico, South Africa, the United Kingdom or the United States,

(c) is (i) with respect to Utility Scale Projects, contracted at a fixed price for at least 80% of the output of such Project with a minimum of ten years remaining on the term of such contract at the time of sale or contribution of such Project to the Operating Company and with counterparties that have Investment Grade Credit Ratings, (ii) with respect to C&I Projects, contracted at a fixed price for at least 80% of the output or the modeled revenue of such Project with a minimum of ten years remaining on the term of such contract at the time of sale or contribution of such Project to the Operating Company and with counterparties that (A) have Investment Grade Credit Ratings, or (B) so long as at least 70% of the C&I Projects sold or contributed to the Operating Company by the offering Sponsor have Investment Grade Credit Ratings at such time, meet the Minimum Commercial Requirements, or (iii) with respect to Residential Projects, composed of Residential Systems each of which is contracted with a homeowner at a fixed price for at least 80% of the output or the modeled revenue of such Residential System with a minimum of ten years remaining on the term of such contract at the time of sale or contribution of the Residential Project to the Operating Company; provided, however, that the average FICO Score of the homeowners party to such contracts shall be at least 700, no more than 20% of such homeowners shall have FICO Scores less than

680 and no more than 0.5% of such homeowners shall have FICO Scores less than 650 (the FICO Score of each homeowner being measured at the time such contract was executed),

(d) is at or past its Commercial Operation Date, unless such Project is a Tax Beneficial Project, in which case the Project may be contributed no more than three months prior to the Tax Beneficial Date, and

(e) to the extent such Project has operating and maintenance agreements or asset management agreements entered into directly or indirectly with a Sponsor or an Affiliate of a Sponsor, such operating and maintenance agreements or asset management agreements are directly or indirectly terminable for convenience or otherwise without penalty or premium.

Notwithstanding the foregoing, (i) each of the El Pelicano Project, the La Huella Project and Luz Del Norte Project shall each be deemed to be an Acceptable Project as long as each Project is contracted for a minimum of 65% of its output and otherwise meets the requirements of an Acceptable Project and (ii) a Project that is a Utility Project Site on which a Utility Scale Project is situated which qualifies as an Acceptable Project or is otherwise approved by the Sole Member shall be an Acceptable Project.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, for purposes of this Agreement, any Person that, individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation of at least one member to the Board of Directors, and any such Person’s Affiliates, shall be deemed to be an Affiliate of the Company and the Sole Member. Notwithstanding anything in the foregoing to the contrary, SP Member and its Affiliates (other than the Company or any Group Member), on the one hand, and FS Member and its Affiliates (other than the Company or any Group Member), on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any Group Member, the Company or any Affiliate of any Group Member or the Company.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of 8point3 General Partner, LLC, as it may be amended, modified, supplemented or restated from time to time.

“Annual Budget” means a budget covering the operations of the Partnership Group (other than the Project Companies) for a Fiscal Year, setting forth reasonable line item detail regarding anticipated expenditures, including: (a) estimated operating expenditures; (b) estimated capital expenditures; (c) proposed financing plans for such expenditures; and (d) such other items as the Board of Directors may deem appropriate.

“Audit Committee” has the meaning set forth in Section 5.10(b).

“Audit Committee Independent Director” means an Independent Director who meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the NASDAQ Stock Market LLC or any national securities exchange on which the Class A Shares are listed.

“Board of Directors” has the meaning set forth in Section 5.1(b).

“C&I Project” means any ground-mounted or roof-top distributed solar generation system or systems designed and installed for commercial or industrial applications, which is either leased by, or subject to one or more power purchase agreements with, one or more commercial businesses, industrial companies, academic institutions, government entities, hospitals, non-profits, public entities or other entities that are neither electric utilities nor residential customers who purchase solar power directly from a generation company or a solar power plant.

“Capital Contribution” means (a) any cash, cash equivalents or the fair market value of Contributed Property that the Sole Member contributes to the Company or that is contributed or deemed contributed to the Company on behalf of the Sole Member, net of any Liabilities either assumed by the Company upon such contribution or to which such property or other consideration is subject when contributed or (b) current distributions that the Sole Member is entitled to receive but otherwise waives.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.6, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Class A Share” has the meaning set forth in the Partnership Agreement.

“Closing Date” means the date on which the transactions contemplated by the Master Formation Agreement are consummated.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commercial Operation Date” means, with respect to a Project, the date on which such Project has (or in the case of (i) a Residential Project, the first date all of the Residential Systems within such Residential Project, or (ii) a C&I Project, the first date all of the solar generation systems within such C&I Project, in each case have) achieved substantial completion or similar milestone (including, for example, block or phase completion for each block or phase of such Project) under each construction contract for the construction of such Project or Residential System and has achieved commercial operation or similar milestone under each interconnection agreement and each power purchase agreement, lease or hedging agreement pursuant to which such Project delivers or transmits Electricity from such Project or Residential System.

“Commission” means the United States Securities and Exchange Commission.

“Company” means 8point3 General Partner, LLC, a Delaware limited liability company.

“Conflicts Committee” has the meaning set forth in the Partnership Agreement.

“Conflicts Committee Independent Director” means a Director who meets the standards set forth in the definition of “Conflicts Committee” in the Partnership Agreement.

“Contributed Company” means any FS Contributed Company or SP Contributed Company, as the context may require.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Company.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Director” or “Directors” has the meaning set forth in Section 5.2(a)(i).

“EBITDA” means earnings before interest, tax, depreciation and amortization, each as determined in accordance with U.S. GAAP.

“El Pelicano Project” means the 100 Megawatt (AC) solar power project located in Chile to be developed and built by an Affiliate of SP Member.

“Electricity” means electric energy, measured in kWh.

“Emergency Expenditure” means an expense that is not included in any Project Annual Budget or any permitted variance therefrom and which is incurred in good faith to avoid or to mitigate a material risk of imminent physical injury to any person, an imminent material financial loss or damage to any Group Member, Joint Venture or Project or an imminent violation of applicable law by any such Person.

“Equity Interests” means all shares, participations, capital stock, partnership or limited liability company interests, units, participations or similar equity interests issued by any Person, however designated.

“Event of Eminent Domain” means any compulsory transfer or taking or transfer under threat of compulsory transfer or taking of any material property or asset owned by the Operating Company or any Project Company, by any governmental authority.

“Event of Loss” means an event which causes any material property or asset owned by the Operating Company or any Project Company to be damaged, destroyed or rendered unfit for normal use, other than an Event of Eminent Domain.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Extraordinary Proceeds” means:

(a) the aggregate cash proceeds received by the Operating Company or any Project Company in respect of any sale of an interest in a Project or Joint Venture;

(b) any cash proceeds received by the Operating Company or any Project Company with respect to the incurrence or issuance of any Indebtedness by the Operating Company or such Project Company; and

(c) the cash proceeds (other than proceeds from business interruption insurance) received by the Operating Company or any Project Company from any complete or partial Event of Loss or Event of Eminent Domain.

“FICO Score” means a credit score created by Fair Isaac Corporation.

“Fiscal Year” has the meaning set forth in Section 9.2.

“FS Contributed Company” means any Project Company contributed or sold to the Operating Company by FS Member or its Affiliates.

“FS Director” has the meaning set forth in Section 5.2(b)(i).

“FS Member” means First Solar 8point3 Holdings, LLC, a Delaware limited liability company.

“FS Officer” means an officer of the Company designated as an FS Officer pursuant to Section 6.2(d).

“FS Parent” means First Solar, Inc., a Delaware corporation.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member or Joint Venture, including the Partnership Agreement, that is a limited or general partnership, the limited liability company agreement of any Group Member or Joint Venture that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member or Joint Venture that is a corporation, the joint venture agreement or similar governing document of any Group Member or Joint Venture that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, or other debt securities or warrants or other rights to acquire any debt securities of such Person, (c) all capitalized lease or leveraged lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (d) all “keep well” and other obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (e) all obligations of such Person to pay the deferred purchase price of assets or services (f) all indebtedness of a second Person secured by any lien on any property owned by such Person, whether or not such indebtedness has been assumed, (g) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement may be limited to repossession or sale of such property), (h) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (i) all indebtedness of others guaranteed directly or indirectly by such Person; provided that the definition of “Indebtedness” shall not include trade payables arising in the ordinary course of business so long as such trade payables are payable within 90 days of the date the respective goods are delivered or the respective services are rendered and are not overdue.

“Indemnitee” means (a) the Sole Member, (b) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Group Member, the Company or the Sole Member or (ii) any Affiliate of any Group Member, the Company or the Sole Member, (c) any Person who is or was serving at the request of the Sole Member, the Company or any Group Member as a manager, managing member, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary duty to the Sole Member, the Company or any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (d) any member of the Sole Member and (e) any Person the Board of Directors designates as an “Indemnitee” for purposes of this Agreement.

“Independent Director” means a natural person who meets the independence, qualification and experience requirements of the NASDAQ Stock Market LLC or any other national securities exchange upon which the limited partner or other Equity Interests of the Partnership are listed or are to be listed and the independence, qualification and experience requirements of Section 10A-(3) of the Exchange Act (or any successor law) and the rules and regulations of the Commission and any other applicable law.

“Investment Grade Credit Rating” means, with respect to any Person, having a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.

“Joint Venture” means a joint venture that is not a Subsidiary and through which a Group Member conducts its business and operations and in which such Group Member owns an equity interest.

“La Huella Project” means the 60 to 88 Megawatt (AC) solar power project located in Chile to be developed and built by an Affiliate of SP Member.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Listing Date” means the first day upon which the Class A Shares are listed or admitted to trading on the NASDAQ Stock Market LLC or another national securities exchange.

“Liquidator” means one or more Persons selected by the Sole Member to perform the functions described in Section 10.2 as liquidating trustee of the Company within the meaning of the Delaware Act.

“Luz Del Norte Project” means the approximately 141 Megawatt (AC) solar power project located near Copiapó, Chile to being built by an Affiliate of FS Member.

“Management Services Agreement” means either (a) the Management Services Agreement, dated as of [            ], 2015, among First Solar 8point3 Management Services, LLC, the Sole Member, the Company, the Partnership and the Operating Company, or (b) the Management Services Agreement, dated as of [            ], 2015, among SunPower Capital Services, LLC, the Sole Member, the Company, the Partnership and the Operating Company.

“Master Formation Agreement” means that certain Master Formation Agreement dated as of [            ], 2015 among SP Parent and FS Parent, as it may be further amended, supplemented or restated from time to time.

“Material Contract” means (a) any credit agreement, loan agreement, letter of credit, repurchase agreement, mortgage, security agreement, guarantee, pledge agreement, trust indenture, promissory note, line of credit and similar document in each case relating to any Indebtedness of the Company, any Group Member or any Joint Venture for amounts in excess of $10,000,000; (b) any swap, option, trade option, derivative, hedging, futures or other similar agreement or contract that result in an aggregate exposure to any of the Company, the Partnership, the Operating Company or any Project Holding Company in excess of $10,000,000; (c) any real property lease calling for payments by any of the Company, the Partnership, the Operating Company or any Project Holding Company of amounts greater than $10,000,000 per year; (d) any partnership or joint venture agreement; (e) any contract limiting the ability of any of the Group Members to compete in any line of business or with any Person or in any geographic area; (f) any contract relating to any outstanding commitment for capital expenditures by the Company, the Partnership, the Operating Company or any Project Holding Company in excess of $10,000,000, unless such capital expenditure is included in an approved Annual Budget; (g) any contract to which any of the Company, the Partnership, the Operating Company or any Project Holding Company is a party with any labor union or organization; (h) any contract not entered into in the ordinary course of the business of the Partnership Group other than those that are not material to the applicable Group Member and those that are included in an approved Annual Budget; (i) any contract that prohibits any Group Member from making cash distributions in respect of its equity interests, other than restrictions in the governing documents of such entity or customary restrictions under project financing agreements for a Project; (j) any material amendment or waiver to any of the foregoing and (k) any indemnity by the Company, the Partnership, the Operating Company or any Project Holding Company arising outside of the contracts described in (a)-(j) above and expected to exceed $10,000,000.

“Membership Interest” means the ownership interest of the Sole Member in the Company, including its share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company.

“Minimum Commercial Requirements” means (a) with respect to for-profit counterparties, a Person that has been in business for a minimum of five years with current annual revenue of at least $5 million per 1 MW of capacity of the applicable C&I Project, a maximum EBITDA to debt service ratio of 1.2x and a maximum debt to equity ratio of 4x and, (b) with respect to not-for-profit counterparties, a Person that has been operating for a minimum of five years and has, in its audited financial statements or unaudited financial statements prepared by an independent accounting firm covering the current fiscal year-to-date and the previous two complete fiscal years, recorded ratios of change in net unrestricted assets before interest, depreciation and amortization to debt service and change in net total assets before interest, depreciation, and amortization to debt service of at least 1.2x during each complete or year-to-date fiscal period.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“MW” means megawatts.

“Operating Company” means 8point3 Operating Company, LLC, a Delaware limited liability company.

“Partnership” means 8point3 Energy Partners LP, a Delaware limited partnership.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of 8point3 Energy Partners LP, to be dated as of [            ], 2015, as it may be further amended, supplemented or restated from time to time.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“POC Material Contract” means (a) any power purchase agreement, offtake agreement or other agreement for the sale of energy, capacity or ancillary services related to any Project with revenues of at least $10,000,000 per year, or in the case of a Residential Project, $5,000,000; (b) any engineering, procurement and construction agreement, construction agreement or equipment supply agreement related to any Utility Scale Project or C&I Project, but excluding any subcontracts thereof, with revenues of at least $10,000,000 per year and, with respect to a Residential Project, any engineering, procurement and construction agreement, construction agreement or equipment supply agreement with revenues of at least $5,000,000 per year; (c) any transmission agreement or interconnection agreement relating to any Project with revenues of at least $10,000,000 per year, or in the case of a Residential Project, $5,000,000; (d) any operation and maintenance agreement, administrative services agreement and other services agreement in each case related to any Project, but excluding any subcontracts thereof, with revenues of at least $10,000,000 per year, or in the case of a Residential Project, $5,000,000; (e) any swap, option, trade option, derivative, hedging, futures or other similar agreement or contract that result in an aggregate exposure to any Project in excess of $10,000,000, or in the case of a Residential Project, $5,000,000; (f) any real property lease related to any Project with revenues of at least $10,000,000 per year, or in the case of a Residential Project, $5,000,000; (g) any contract relating to any outstanding commitment for capital expenditures of any Project Company in excess of $10,000,000, unless such capital expenditure is included in an approved Project Annual Budget; (h) any contract of any Project Company with any labor union or organization; (i) any contract not entered into in the ordinary course of the business of the Partnership Group or any Joint Venture other than those that are not material to the applicable Group Member or Joint Venture and those that are included in an approved Project Annual Budget; (j) any contract that prohibits any Group Member or Joint Venture from making cash distributions in respect of its equity interests, other than restrictions in the governing documents of such entity; (k) any contract for the sale of renewable energy credits, “green” tags or other like environmental credits or benefits with revenues of at least $10,000,000 per year; (l) any material amendment or waiver to any of the foregoing; and (m) any indemnity by any Project Company arising outside of the contracts described in (a)-(l) above and expected to exceed $10,000,000.

“Project” means a Utility Scale Project, C&I Project, Residential Project, Utility Project Site and any other asset or project that the Sole Member designates as a “Project.”

“Project Annual Budget” means a budget of anticipated revenues and anticipated expenditures of the Project Company, such budget to include:

(a) all projected income and cash revenues received by the Project Company from the ownership or operation of the Project (or in the case of a Residential Project, Residential Systems), including (i) any payments due under the applicable power purchase agreement and all other income derived from the sale or use of electric energy, capacity and ancillary services generated by the Project or Residential Systems, (ii) all interest earned on permitted investments, (iii) payments due to the Project Company (or refunds received by the Project Company) under any POC Material Contract and (iv) all other operating income, however earned or received, by the Project Company during such period;

(b) with respect to any debt at the Project Company or Project, an amount equal to all principal scheduled to become due and payable including, without duplication, all amounts overdue and not paid from any prior period, any interest and fees that will accrue and become due and payable, ordinary course settlement amounts payable by the Project Company under any interest rate agreements (net of ordinary course settlement amounts received by the Project Company thereunder during the relevant period);

(c) scheduled and proposed distributions; and

(d) maintenance, repair and operation expenses (including reasonable allowance for contingencies), including (i) expenses for operating the Project or Residential System and maintaining the Project or Residential Systems in good repair and operating condition during such period, including payments to the counterparties to the Material Contracts, (ii) management and other fees payable under the operations and maintenance agreement and the asset management agreement, (iii) insurance costs of the Project during such period, (iv) applicable sales and excise taxes, franchise taxes, property taxes or other direct taxes (if any) during such period, (v) costs and fees attendant to the obtaining and maintaining in effect the permits projected during such period and (vi) legal, accounting and other professional fees attendant to any of the foregoing items projected during such period.

“Project Company” means a corporation, limited liability company, partnership, joint venture, trust or other entity which is a Subsidiary or Joint Venture of the Operating Company and the direct or indirect owner of a Project.

“Project Holding Company” means a Project Company that directly or indirectly owns interests in more than one Project other than through a Joint Venture.

“Project Operations Committee” has the meaning set forth in Section 5.10(d).

“Project Services Agreement” means an operating and management agreement or an administrative services agreement entered into by a Project Company which provides for the operations and maintenance and asset management of the Project.

“Removed Sponsor” has the meaning set forth in Section 5.12(c)(iii).

“Residential Project” means a portfolio of Residential Systems owned directly or indirectly by a Contributed Company.

“Residential System” means a ground-mounted or roof-top distributed solar generation system designed and installed for residential applications, which is leased by, or subject to a power purchase agreement with, the owner of a residence for the purpose of generating Electricity for that residence.

“S&P” means Standard & Poor’s Ratings Group, or any successor thereto.

“Service Provider” means the Service Provider under and as defined in the applicable Management Services Agreement.

“SP Contributed Company” means any Project Company contributed or sold to the Operating Company by SP Member or its Affiliates.

“SP Director” has the meaning set forth in Section 5.2(b)(i).

“SP Member” means SunPower YC Holdings, LLC, a Delaware limited liability company.

“SP Officer” means an officer of the Company designated as an SP Officer pursuant to Section 6.2(d).

“SP Parent” means SunPower Corporation, a Delaware corporation.

“Shareholders” has the meaning set forth in the Partnership Agreement.

“Sole Member” means 8point3 Holding Company, LLC, a Delaware limited liability company.

“Sponsor” or “Sponsors” means SP Parent and FS Parent, individually or collectively, as applicable.

“Sponsor Director” has the meaning set forth in Section 5.2(b)(i).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date hereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax Beneficial Date” means, with respect to any Project, (i) in general, the last date upon which such Project may be transferred to the Operating Company without materially reducing the amount, or affecting the availability, of a material solar energy tax benefit to the Project or its direct or indirect owners on account of their interests in the Project, including (A) if such Project is eligible for the active solar energy system new construction exclusion from assessment for California property tax purposes, the day immediately preceding the date on which new construction is deemed completed with respect to the Project (or (I) in the case of a Residential Project, the first Residential System to be deemed complete within such Residential Project or (II) in the case of a C&I Project, the first solar generation system to be deemed complete within such C&I Project), within the meaning of California Revenue and Tax Code Section 75.12 and regulations adopted thereunder, and (B) if such Project is eligible for the energy credit determined under Section 48 of the Code, the day immediately preceding the date upon which the Project (or in the case of a Residential Project, the first Residential System within such Residential Project) is placed in service within the meaning of Section 48 of the Code and (ii) if such Project is eligible for more than one material solar energy tax benefit, the date determined by calculating a tentative Tax Beneficial Date for each such material solar energy tax benefit with respect to such Project and selecting the earliest such date.

“Tax Beneficial Project” means a Project with a Tax Beneficial Date.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“U.S. GAAP” means United States generally accepted accounting principles, as amended from time to time.

“Utility Project Site” means the real property on which a Utility Scale Project is situated, provided that such real property and the Utility Scale Project are separately owned.

“Utility Scale Project” means any wholesale solar energy production facility that is neither a C&I Project nor a Residential Project, including the rights to the site on which the facility is located, the other assets, tangible and intangible, that compose such facility and the transmission and interconnection facilities connecting the Project to an electric utility or other wholesale power offtaker.

Section 1.2 Construction. Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (iv) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. The Sole Member has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the Sole Member and any action taken pursuant thereto and any determination made by the Sole Member in good faith shall, in each case, be conclusive and binding on all record holders and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The Sole Member has formed the Company as a limited liability company pursuant to the provisions of the Delaware Act and hereby amends and restates the original Limited Liability Company Agreement of 8point3 General Partner, LLC in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Sole Member and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. All Membership Interests shall constitute personal property of the record owner thereof for all purposes.

Section 2.2 Name. The name of the Company shall be “8point3 General Partner, LLC.” Subject to applicable law, the Company’s business may be conducted under any other name or names as determined by the Board of Directors or the Sole Member, including the name of the Sole Member. The words “Limited Liability Company,” “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board of Directors or the Sole Member may change the name of the Company at any time and from time to time.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Board of Directors or the Sole Member, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at such place as the Board of Directors or the Sole Member may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board of Directors or the Sole Member determines to be necessary or appropriate. The address of the Sole Member shall be 77 Rio Robles, San Jose, California 95134 or such other place as the Board of Directors or the Sole Member may from time to time designate.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Company shall be to (a) act as the general partner of, and to own, acquire, hold, sell, transfer, assign, dispose of or otherwise deal with partnership interests and related rights in, the Partnership as described in the Partnership Agreement, (b) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Board of Directors or the Sole Member and that lawfully may be conducted by a limited liability company organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, and (c) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member or a Joint Venture. To the fullest extent permitted by law, the Sole Member has no duty or obligation to the Company to propose or approve the conduct by the Company of any business and may decline to do so in its sole and absolute discretion free of any duty or obligation whatsoever.

Section 2.5 Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6 Term. The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Article X. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.7 Title to Company Assets. Title to the assets of the Company, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and the Sole Member shall not have any ownership interest in such assets of the Company or any portion thereof.

ARTICLE III

RIGHTS OF SOLE MEMBER

Section 3.1 Management. Unless otherwise granted to the Board of Directors by this Agreement and, to the extent permitted, further delegated by the Board of Directors, the management of the Company is fully reserved to the Sole Member, and the Company shall not have “managers” as that term is used in the Delaware Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Sole Member, who, except as expressly granted to the Board of Directors by this Agreement and, to the extent permitted, further delegated by the Board of Directors, shall make all decisions and take all actions for the Company, including matters relating to the amendment of this Agreement, any merger, consolidation or conversion of the Company, sale of all or substantially all of the assets of the Company and the termination, dissolution and liquidation of the Company.

Section 3.2 Distribution. Distributions by the Company of cash or other property shall be made to the Sole Member at such time as the Sole Member deems appropriate.

Section 3.3 Limitation of Liability. To the fullest extent permitted by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Sole Member shall not be obligated personally for any of such debts, obligations or liabilities of the Company solely by reason of being a member of the Company.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.1 Initial Capital Contributions. At the time of the formation of the Company, the Sole Member, as the initial or organizational member of the Company, made a Capital Contribution in the amount of $1,000 in exchange for all of the Membership Interests in the Company.

Section 4.2 Additional Capital Contributions. The Sole Member shall not be obligated to make any additional Capital Contributions to the Company.

Section 4.3 Fully Paid and Non-Assessable Nature of Membership Interests. All Membership Interests issued pursuant to, and in accordance with the requirements of, this Article IV shall be fully paid and non-assessable Membership Interests in the Company, except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Act.

Section 4.4 Loans. If the Company does not have sufficient cash to pay its obligations, the Sole Member, if it so elects, may advance all or part of the needed funds to or on behalf of the Company. Any advance described in this Section 4.4 will constitute a loan from the Sole Member to the Company, will bear interest at a lawful rate determined by the Sole Member from the date of the advance until the date of payment and will not be a Capital Contribution.

Section 4.5 Return of Contributions. Except as expressly provided herein, the Sole Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. An unreturned Capital Contribution is not a liability of the Company.

ARTICLE V

MANAGEMENT

Section 5.1 Management by Board of Directors.

(a) The Sole Member shall have the power and authority to delegate to one or more other persons the rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of the Sole Member or the Company, and to delegate by a management agreement with or otherwise to other Persons.

(b) Except to the extent specifically reserved to the Sole Member hereunder, the Sole Member hereby delegates to the Board of Directors of the Company (the “Board of Directors”) all power and authority related to the Company’s management of the business and affairs of the Partnership.

Section 5.2 Board of Directors Composition.

(a) General.

(i) On the date hereof, the Board of Directors shall be composed of [five] members, and shall automatically increase, up to seven members, as additional Independent Directors are elected in accordance with Section 5.2(b)(ii) (or such other number of directors as permitted in accordance with Section 5.3) who shall be natural persons (the “Directors” and each such person, a “Director”). Each Director shall be elected by the Sole Member and, except as set forth in Section 5.2(b)(ii), shall continue in office until the removal of such Director in accordance with the provisions of this Agreement or until the earlier death or resignation of such Director. A Director need not be a resident of the State of Delaware or an officer of the Company.

(ii) Notwithstanding the foregoing, no Director in his or her individual capacity shall have the authority to manage the Company or approve matters relating to, or otherwise to bind the Company, such powers being reserved to a Director acting through the Board of Directors, and to such other committees of the Board of Directors, and officers and agents of the Company, as designated by the Board of Directors.

(iii) The Chairman of the Board of Directors shall be the Chief Executive Officer and shall set the agenda, incorporating input from the Chief Financial Officer and the Vice Presidents of Operations, for and preside at all meetings of the Board of Directors. The initial Chairman of the Board of Directors as of the Closing Date is set forth on Exhibit A.

(b) Designation of Directors.

(i) Sponsor Directors. The Sole Member shall designate four Directors as “FS Directors” or as “SP Directors” or any combination thereof (collectively, the “Sponsor Directors”). The initial Sponsor Directors in office at the Closing Date and their classification as SP Directors or FS Directors are set forth on Exhibit A hereto. The Chief Executive Officer shall be one of the Sponsor Directors.

(ii) Independent Directors. The Sole Member will designate at least one Independent Director as of the Listing Date, at least two Independent Directors within 90 days of the Listing Date and at least three Independent Directors within one year of the Listing Date, all of whom shall also be Audit Committee Independent Directors. Thereafter, and as long as the Company is the general partner of the Partnership, at least three of the Directors shall be Independent Directors, all of whom shall also be Audit Committee Independent Directors. At least two of the Independent Directors shall meet the requirements to serve as a Conflicts Committee Independent Director. The initial Independent Director(s) in office at the Closing Date are set forth on Exhibit A hereto. Each Independent Director shall hold office for a two-year term or until the earlier removal, death or resignation of such Independent Director. For the avoidance of doubt, Independent Directors shall not be precluded from serving consecutive terms.

(c) Removal. Any Director or the entire Board of Directors may be removed at any time, with or without cause, by the Sole Member. In addition, any Independent Director may be removed at any time, with or without cause, by the majority vote of the Board of Directors.

(d) Resignation. A Director may resign at any time, such resignation to be made in writing and to take effect immediately or on such later date as may be specified therein.

Section 5.3 Increases in the Number of Directors; Vacancies. Subject to Section 5.2(a)(i), the number of Directors constituting the full Board of Directors may be increased or decreased from time to time pursuant to a resolution adopted by the Sole Member. Vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the Sole Member. Except as set forth in Section 5.2(b)(ii), any Director so appointed shall hold office until his removal in accordance with the provisions of this Agreement or until his earlier death or resignation.

Section 5.4 Board of Directors Meetings. The Board of Directors shall meet at least quarterly at the offices of the Company (or such other place as determined by the Board of Directors), with the participation of such officers of the Company as any Director may request.

Section 5.5 Special Meetings. Special meetings of the Board of Directors, to be held at the offices of the Company (or such other place as shall be determined by the Board of Directors), shall be called at the direction of any one Director.

Section 5.6 Notice. Oral, telegraphic or written notice of all meetings of the Board of Directors must be given to all Directors at least five days prior to any meeting of the Board of Directors, provided that a shorter notice period of not less than 24 hours shall be permitted in the event that circumstances do not reasonably permit such advance notice. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an e-mail or facsimile, and shall be directed to the address, e-mail address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting as provided herein. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

Section 5.7 Action by Written Consent of Board of Directors. To the extent permitted by applicable law, the Board of Directors, or any committee of the Board of Directors, may act without a meeting so long as a majority of the Directors or members of such committee, including at least one SP Director and one FS Director, unless, the membership of the Board of Directors or such committee does not include both an SP Director and an FS Director, shall have executed a written consent with respect to any action taken in lieu of a meeting.

Section 5.8 Conference Telephone Meetings. Directors or members of any committee of the Board of Directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment or by such other means by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 5.9 Quorum. As long as one SP Director and one FS Director are present, a majority of all Directors, present in person or participating in accordance with Section 5.8, shall constitute a quorum for the transaction of business, but if at any meeting of the Board of

Directors there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Notwithstanding the foregoing, in the event that (i) neither SP Director is present at a meeting of the Board of Directors duly noticed in accordance with Section 5.6, then a quorum for the next meeting of the Board of Directors duly noticed in accordance with Section 5.6 shall not require an SP Director to be present and (ii) neither FS Director is present at a meeting of the Board of Directors duly noticed in accordance with Section 5.6, then a quorum for the next meeting of the Board of Directors duly noticed in accordance with Section 5.6 shall not require an FS Director to be present, but in each case only to the extent the agenda is unchanged for such next meeting. Notwithstanding the foregoing, in the event that the Sole Member does not designate any Sponsor Director as either an SP Director or an FS Director, a majority of all Directors, present in person or participating in accordance with Section 5.8, shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice.

Section 5.10 Committees.

(a) The Board of Directors may establish committees of the Board of Directors and may delegate any of its responsibilities to such committees, except as prohibited by applicable law.

(b) On or before the Listing Date, the Board of Directors shall have an audit committee (the “Audit Committee”) comprised of at least three Directors. At least one such Director shall be an Audit Committee Independent Director as of the Listing Date; at least two such Directors shall be Audit Committee Independent Directors within 90 days of the Listing Date; and at least three such Directors shall be Audit Committee Independent Directors within one year of the Listing Date. The Audit Committee shall establish a written audit committee charter in accordance with the rules and regulations of the Commission and the NASDAQ Stock Market LLC or any national securities exchange on which the Class A Shares are listed from time to time, in each case as amended from time to time. Each member of the Audit Committee shall satisfy the rules and regulations of the Commission and the NASDAQ Stock Market LLC or any national securities exchange on which the Class A Shares are listed from time to time, in each case as amended from time to time, pertaining to qualification for service on an audit committee. Without limiting Article V of the Management Services Agreement (including the ability of the Service Provider to replace such Person), any person providing internal audit services pursuant to a Management Services Agreement shall report directly to the Audit Committee.

(c) The Board of Directors may, from time to time, establish a Conflicts Committee. The Conflicts Committee shall be composed of at least two Conflicts Committee Independent Directors. The Conflicts Committee shall function in the manner described in the Partnership Agreement. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duties owed by the Board of Directors or any Director to the Company or the Sole Member.

(d) The Board of Directors shall establish a committee of the Board of Directors consisting of two Sponsor Directors, one from each Sponsor, if applicable (the “Project Operations Committee”). Unless otherwise prescribed by the Board of Directors or delegated to the officers of the Company, the Board of Directors delegates to the Project Operations Committee all power and authority to make the decisions and to perform the duties reserved to the Project Operations Committee in this Agreement. Any action of the Project Operations Committee shall require the consent of both Sponsor Directors appointed to the Project Operations Committee. If both Sponsor Directors do not unanimously agree on any matter before the Project Operations Committee after having met in an attempt to resolve such disagreement, either such Sponsor Director may refer the matter to the Board of Directors for decision.

(e) Unless a committee is required to only have Independent Directors in accordance with the rules and regulations of the Commission and the NASDAQ Stock Market LLC or any national securities exchange on which the Class A Shares are listed from time to time, (i) unless the Sole Member otherwise determines, each committee shall comprise at least two Sponsor Directors, at least one of which shall be an FS Director and one of which shall be an SP Director, provided that the Sole Member has designated at least one of each of such Sponsor Directors, and (ii) for any committee comprising at least one SP Director and one FS Director, as long as one SP Director and one FS Director are present, a majority of any committee, present in person or participating in accordance with Section 5.8, shall constitute a quorum for the transaction of business of such committee. Notwithstanding the foregoing, with respect to committees which have at least one SP Director and one FS Director, in the event that (i) no SP Director is present at a committee meeting duly noticed in accordance with Section 5.6, then a quorum for the next meeting of such committee duly noticed in accordance with Section 5.6 shall not require an SP Director to be present and (ii) no FS Director is present at a committee meeting duly noticed in accordance with Section 5.6, then a quorum for the next meeting of such committee duly noticed in accordance with Section 5.6 shall not require an FS Director to be present, but in each case only to the extent the agenda is unchanged for such next meeting. In the event that a committee does not include at least one SP Director and one FS Director, a majority of such committee, present in person or participating in accordance with Section 5.8, shall constitute a quorum for the transaction of business of such committee. Except as otherwise required by law or the Partnership Agreement, all decisions of a committee shall require the affirmative vote of at least a majority of the committee members at any meeting at which a quorum is present.

(f) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board of Directors shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 5.6. The Board of Directors shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.11 Compensation of Directors. Except as expressly provided in any written agreement between the Company and a Director or by resolution of the Board of Directors, no Director shall receive any compensation from the Company for services provided to the Company in its capacity as a Director, except that each Director shall be compensated for attendance at Board of Directors meetings at rates of compensation as from time to time established by the Board of Directors or a committee thereof; provided, however, that Directors who are also employees of the Company or any Affiliate thereof shall receive no compensation for their services as Directors or committee members. In addition, the Directors who are not employees of the Company or any Affiliate thereof shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in connection with attending meetings of the Board of Directors or committees thereof.

Section 5.12 Responsibility and Authority of the Board of Directors; Voting; Project Operations Committee; Extraordinary Matters.

(a) General. Except as otherwise provided in this Agreement, the relative authority, duties and functions of the Board of Directors, on the one hand, and the officers of the Company, on the other hand, shall be identical to the relative authority, duties and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware; provided that any authority or function of the Board of Directors may be delegated, to the extent permitted by the Delaware Act, by the Board of Directors to the officers. The officers shall be vested with such powers and duties as are set forth in Article VI hereof and as are specified by the Board of Directors from time to time. Accordingly, except as otherwise specifically provided in this Agreement, the day-to-day activities of the Company shall be conducted on the Company’s behalf by the officers who shall be agents of the Company. In addition to the powers and authorities expressly conferred on the Board of Directors by this Agreement, the Board of Directors may exercise all such powers of the Company and do all such acts and things as are not restricted by this Agreement, the Partnership Agreement, the Delaware Act or applicable law. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Board of Directors in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duties owed by the Board of Directors or any Director to the Company or the Sole Member.

(b) Majority Voting. Each Director shall be entitled to one vote. On all matters requiring the vote or action of the Board of Directors, any action undertaken by the Board of Directors must be authorized by the affirmative vote of at least a majority of the Directors at any meeting at which a quorum is present.

(c) Actions Requiring Approval of the Board of Directors. Except for such actions as the Board of Directors may from time to time delegate to the officers of the Company that may be taken without approval of the Board of Directors, including the delegation of the authority set forth in Section 6.1, and subject to the Sole Member decisions set forth in Section 5.12(f), the Company shall not, and shall cause the Group Members and, to the extent rights permit under any applicable Group Member Agreement, the Joint Ventures not to, and shall not authorize or permit any officer or agent of the Company on behalf of the Company or of any Group Member or, to the extent it has rights to do so under the applicable Group Member Agreement, any Joint Venture to, effect any non-ministerial action, including the following actions without the approval of the Board of Directors:

(i) approving the Annual Budget and any annual expense exceeding the amounts contemplated in the Annual Budget by greater than 10% in the aggregate;

(ii) approving any transaction in excess of $1,000,000 between any Group Member or Joint Venture, on the one hand, and the Company, the Sole Member or any of their Affiliates (other than any Group Member) or any officer, director or employee of the Company, the Sole Member or any of their Affiliates (other than any Group Member), on the other hand, including entering into agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as general partner of the Partnership;

(iii) removing a Sponsor (the “Removed Sponsor”) or its Affiliate as the service provider under any Project Services Agreement, any Management Services Agreement or any other agreement for the performance of services for the Company, any Group Member or any Project Company (A) for cause (as defined under such Project Services Agreement, Management Services Agreement or other agreement) or (B) without cause (as defined under such Project Services Agreement, Management Services Agreement or other agreement); provided that, to exercise such authority, the affirmative vote of a majority of the Directors, excluding the Sponsor Directors of the Removed Sponsor, shall be required;

(iv) administering and enforcing, other than on an arms-length basis, any agreement between a Project Company (other than a Joint Venture) and an Affiliate of a Sponsor, to the extent that both Sponsor Directors on the Project Operations Committee failed to unanimously agree on such administration or enforcement and such matter was subsequently referred to the Board of Directors pursuant to Section 5.10(d); provided that, to exercise such authority, the affirmative vote of a majority of the Directors, excluding the Sponsor Directors of the Sponsor to whom such Affiliate of the Sole Member is Affiliated, shall be required;

(v) pledging all or substantially all of the properties or assets of the Company or any Group Member or Joint Venture in a single transaction or series of related transactions;

(vi) subject to Section 5.12(e), lending or borrowing money, assuming or guaranteeing, or other contracting for, Indebtedness, issuing evidences of Indebtedness of any of the Company, any Group Member or Joint Venture, including Indebtedness that is convertible into or exchangeable for Partnership Interests, in each case in excess of $10,000,000;

(vii) making tax, regulatory and other filings by the Company, the Partnership, the Operating Company or any Project Holding Company, or rendering periodic or other reports regarding the Company, the Partnership, the Operating Company or any Project Holding Company to governmental or other agencies having jurisdiction over the business or assets of the Partnership, in each case other than filings with the Commission;

(viii) using the assets directly held by the Partnership or the Operating Company or any Project Holding Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including financing the conduct of the business or operations of the Partnership Group or any Joint Venture, whether through a Subsidiary or an entity in which a Group Member owns an equity interest; subject to Section 4.4, lending funds to other Persons (including other Group Members); repaying or guaranteeing obligations of any Group Member; and making capital contributions to any Group Member, in each case in excess of $10,000,000;

(ix) (A) executing and performing any Material Contracts to which the Company, the Partnership, the Operating Company or any Project Holding Company is a party, or (B) authorizing the execution or performance of any agreement to which any Project Company will be a party or by which the assets of any Project Company will be bound, for any payment, indemnity or other liability of any Project Company exceeding $20,000,000;

(x) distributing cash held by the Operating Company or the Partnership;

(xi) removing the Chief Executive Officer, Chief Financial Officer or any other officer of the Company;

(xii) approving an insurance plan for the benefit of the business or operations of any Project Holding Company, the Operating Company, the Partnership, the Company, Shareholders and Indemnitees and maintaining any insurance not consistent with such plan;

(xiii) forming or acquiring an interest in, and contributing assets and making loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including acquiring interests in, and contributing assets to, any Group Member from time to time), including acquiring an interest in any Project;

(xiv) controlling any matters affecting the rights and obligations of the Company, any Group Member or Joint Venture, including bringing and defending actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and incurring legal expense and settling claims and litigation, in each case in excess of $10,000,000, or in the case of a Project Company (other than a Project Holding Company), $20,000,000;

(xv) utilizing Extraordinary Proceeds in excess of $10,000,000;

(xvi) entering into listing agreements with any national securities exchange regarding some or all of the Class A Shares or other securities issued by a Group Member or delisting such securities from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under the Partnership Agreement); and

(xvii) retaining an independent outside auditor.

(d) Actions Requiring Approval of the Projects Operations Committee. Subject to the Board of Director decisions set forth in, and delegations pursuant to, Section 5.12(c) and Sole Member decisions set forth in Section 5.12(f), the Company shall not, and shall cause the Group Members and, to the extent rights permit under any applicable Group Member Agreement, the Joint Ventures not to, and shall not authorize or permit any officer or agent of the Company on behalf of the Company or of any Group Member or, to the extent it has rights to do so under the applicable Group Member Agreement, any Joint Venture to, effect any non-ministerial action, including the following actions without the approval of the Project Operations Committee:

(i) approving each Project Annual Budget and any annual expenses exceeding the amounts contemplated in the Project Annual Budget by greater than 25% of the corresponding amount set forth with respect to any category in the applicable Project Annual Budget or 10% in the aggregate in the applicable Project Annual Budget for such year other than for Emergency Expenditures;

(ii) approving any transaction not in excess of $1,000,000 between any Group Member or Joint Venture, on the one hand, and the Company, the Sole Member or any of their Affiliates (other than any Group Member) or any officer, director or employee of the Company, the Sole Member or any of their Affiliates (other than any Group Member), on the other hand, including entering into agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as general partner of the Partnership;

(iii) subject to Section 5.12(e), lending or borrowing money, assuming or guaranteeing, or other contracting for, Indebtedness, issuing evidences of Indebtedness, including Indebtedness that is convertible into or exchangeable for interests in any Project Company, in each case not greater than $10,000,000;

(iv) making tax or regulatory filings by any Project Company, or rendering periodic or other reports by any Project Company to governmental agencies having jurisdiction over the business or assets of such Project Company, in each case other than filings with the Commission;

(v) using the assets of any Project Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including financing the conduct of the business or operations of any Project Company, whether through a Subsidiary or an entity in which a Group Member owns an equity interest; subject to Section 4.4, lending funds to other Persons (including other Group Members); repaying or guaranteeing obligations of any Group Member or Joint Venture; and making capital contributions to any Group Member or Joint Venture, in each case in excess of $10,000,000;

(vi) executing and performing any POC Material Contracts;

(vii) approving an insurance plan for the benefit of the business or operations of any Project Company in excess of $10,000,000 and maintaining any insurance not consistent with such plan;

(viii) administering and enforcing other than on an arms-length basis any agreement between a Project Company (other than a Joint Venture) and an Affiliate of the Sole Member; and

(ix) bringing and defending actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and settling claims and litigation of any Project Company and involving claims not in excess of $20,000,000.

(e) Sole Member Consent Required for Extraordinary Matters. Notwithstanding anything herein to the contrary, without approval of the Sole Member, the Board of Directors shall not, and shall cause the Company and the Group Members and, to the extent rights permit under any applicable Group Member Agreement, the Joint Ventures not to, and shall not authorize or permit any officer or agent of the Company on behalf of the Company or of any Group Member or, to the extent it has rights to do so under the applicable Group Member Agreement, any Joint Venture to, take any of the following actions:

(i) alter, repeal, amend or adopt any provision of its certificate of limited partnership, certificate of formation or certificate of incorporation or any agreement of limited partnership, limited liability company agreement or bylaws or any similar organizational or governing document;

(ii) change the classification of the Company or any Group Member or any Joint Venture for United States federal income tax purposes or take any action that would otherwise change the tax status of the Company or any Group Member;

(iii) purchase or otherwise acquire an asset in excess of $10,000,000 from a Person, other than the Sponsors and their Affiliates, or acquire any Project which is not an Acceptable Project;

(iv) select a substitute service provider under a Project Services Agreement after the service provider is removed pursuant to Section 5.12(c)(iii);

(v) issue equity interests in the Company or any Group Member, other than equity issuances to a Sponsor in connection with the acquisition of an Acceptable Project;

(vi) repurchase equity interests of the Company, the Partnership or the Operating Company;

(vii) enter into a line of business other than the acquisition and operation of Utility Scale Projects, C&I Projects, Residential Projects and Utility Project Sites;

(viii) sell, lease, transfer or otherwise dispose of an asset of the Company or a Group Member or Joint Venture with a fair market value in excess of $10,000,000 outside the ordinary course of business;

(ix) merge, consolidate or convert with or into any other Person;

(x) sell, lease, transfer, or otherwise dispose of all or substantially all of the properties and assets of the Company and the Group Members, taken as a whole, in a single transaction or a series of related transactions;

(xi) pledge all or substantially all of the properties or assets of the Company and the Group Members, taken as a whole, in a single transaction or series of related transactions outside the ordinary course of business;

(xii) voluntarily liquidate, wind-up or dissolve the Company or the Partnership;

(xiii) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Company or any Group Member, or otherwise seek, with respect to the Company or any Group Member, relief from debts or protection from creditors generally; or

(xiv) hire employees of the Company, Partnership and Operating Company, if there were no employees thereof immediately prior to such hiring.

(f) Sole Member-Managed Decisions. Notwithstanding anything herein to the contrary, the Sole Member shall have exclusive authority over the internal business and affairs of the Company that do not relate to management of the Partnership and its Subsidiaries. For illustrative purposes, the internal business and affairs of the Company where the Sole Member shall have exclusive authority include (i) the amount and timing of distributions paid by the Company, (ii) the prosecution, settlement or management of any claim made directly against the Company and not involving or relating to the Partnership Group, (iii) the decision to sell, convey, transfer or pledge any asset of the Company (excluding the assets of any Group Member), (iv) the decision to amend, modify or waive any rights relating to the assets of the Company and (v) the decision to enter into any agreement to incur an obligation of the Company other than an agreement entered into for and on behalf of the Partnership for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the Partnership or of any of its Affiliates.

In addition, the Sole Member may delegate the authority to the Board of Directors, except as such delegation may be hereafter revoked or restricted by resolution adopted by the Sole Member and subject to Section 5.12(b), to cause the Company to exercise the rights of the Company where (a) the Company makes a determination or takes or declines to take any other action in its individual capacity under the Partnership Agreement or (b) where the Partnership Agreement permits the Company to make a determination or take or decline to take any other action in its sole discretion.

Section 5.13 Minutes. All decisions and resolutions of the Board of Directors shall be reported in the minutes of its meetings, which shall state the date, time and place of the meeting (or the date of the written consent in lieu of a meeting), the persons present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes of all meetings of the Board of Directors shall be kept at the principal office of the Company.

Section 5.14 Other Business of Sole Member, Directors and Affiliates.

(a) Existing Business Ventures. The Sole Member, each Director and their respective Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or the Partnership, and the Company, the Partnership, the Directors and the Sole Member shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or the Partnership, shall not be deemed wrongful or improper.

(b) Business Opportunities. None of the Sole Member, any Director or any of their respective Affiliates who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company, shall have any duty to communicate or offer such opportunity to the Company or the Partnership, and such Persons shall not be liable to the Company or the Sole Member for breach of any duty by reason of the fact that such Person pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company; provided such Sole Member, Director or any of their Affiliates do not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Company to such Persons.

Section 5.15 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that any officer of the Company authorized by the Board of Directors to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with any such officer as if it were the Company’s sole party in interest, both legally and beneficially. The Sole Member hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of any such officer in connection with any such dealing. In no event shall any Person dealing with any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the officers shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

ARTICLE VI

OFFICERS

Section 6.1 Elected Officers. The executive officers of the Company shall serve at the pleasure of the Board of Directors. Such officers shall have the authority and duties delegated to each of them, respectively, by the Board of Directors from time to time. The elected officers of the Company shall include a Chief Executive Officer, Chief Financial Officer, and such officers (including, without limitation, a Chief Accounting Officer, General Counsel/Secretary, and Vice Presidents), as the Board of Directors from time to time may deem proper. All officers elected by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board of Directors or such committee, as the case may be. Unless otherwise prescribed by the Board of Directors and except for those matters described in Section 5.12(f) and expressly enumerated in Sections 5.12(c)(i) through Section 5.12(c)(xvii), Section 5.12(d)(i) through Section 5.12(d)(ix) and Section 5.12(e)(i) through Section 5.12(e)(xiv), the officers elected by the Board of Directors shall have and are hereby given the general unlimited authority to make decisions, sign all contractual commitments and approve payments related to the operation of any Group Member or Joint Venture; provided, however, that no FS Officer shall make decisions or sign contractual commitments or approve any payments related to any SP Contributed Company without approval of an SP Officer and no SP Officer shall make decisions or sign contractual commitments or approve any payments related to any FS Contributed Company without the approval of an FS Officer.

Section 6.2 Election and Term of Office.

(a) Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel/Secretary and Vice Presidents of Operations. The Sole Member shall, subject to the approval of the Board of Directors, appoint the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and two Vice Presidents of Operations. The Chief Financial Officer shall appoint the General Counsel/Secretary. The term of the initial Chief Executive Officer, Chief Financial Officer and General Counsel/Secretary shall end on the second anniversary of the Closing Date. Each successor Chief Executive Officer, Chief Financial Officer and General Counsel/Secretary shall serve for a two-year term. The initial Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel/Secretary and Vice Presidents of Operations as of the Closing Date are set forth on Exhibit B.

(b) Other Officers. All other officers of the Company shall be nominated from time to time by the mutual agreement of the Chief Executive Officer and the Chief Financial Officer and approved by the Board of Directors.

(c) Term. Each officer shall hold office until such person’s successor shall have been duly elected and qualified or until such person’s death or until he or she shall resign or be removed pursuant to Section 6.8.

(d) FS Officers and SP Officers. The Sole Member shall be permitted to designate any officer of the Company as either an FS Officer or an SP Officer.

Section 6.3 Chief Executive Officer. The Chief Executive Officer shall have general and active management authority over the business of the Company and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer shall also perform all duties and have all powers incident to the office of Chief Executive Officer and perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board of Directors from time to time.

Section 6.4 Chief Financial Officer. The Chief Financial Officer shall perform all duties and have all powers incident to the office of the Chief Financial Officer and, subject to the control of the Board of Directors, in general have overall supervision of the financial operations of the Company. The Chief Financial Officer shall oversee the functions of the Chief Accounting Officer, including the receipt and deposit of all monies and other valuables belonging to the Company in the name and to the credit of the Company and the disbursement thereof in such manner as the Board of Directors may from time to time determine. The Chief Financial Officer shall render to the Board of Directors and the Chief Executive Officer, whenever either of them request it, an account of the financial condition of the Company, and shall perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or as may be prescribed by the Board of Directors from time to time.

Section 6.5 Vice Presidents. Any Vice President, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the Chief Executive Officer, perform the duties and exercise the powers of the Chief Executive Officer. They shall also perform the usual and customary duties and have the powers that pertain to such office and generally assist the Chief Executive Officer by executing contracts and agreements and exercising such other powers and performing such other duties as are delegated to them by the Chief Executive Officer or as may be prescribed by the Board of Directors from time to time. The Vice Presidents of Operations shall collectively (or as they may otherwise delegate) oversee all Projects contributed by or sold to the Operating Company by any Sponsor or its Affiliates, elect officers and directors of the Project Companies and make recommendations to the Project Operations Committee, the Board of Directors and the Sole Member regarding matters relating to those Projects and Projects proposed by any Sponsor to be sold or contributed to the Operating Company.

Section 6.6 Chief Accounting Officer. The Chief Accounting Officer shall interact with the service providers under the Management Services Agreements, and pursuant thereto shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board of Directors or the Chief Executive Officer. The Chief Accounting Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Company. The Chief Accounting Officer shall perform the usual and customary duties and have the powers that pertain to such office and exercise such other powers and perform such other duties as are delegated to him by the Chief Executive Officer or Chief Financial Officer or as may be prescribed by the Board of Directors from time to time.

Section 6.7 General Counsel/Secretary. The General Counsel/Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the Sponsors. The General Counsel/Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by applicable law; shall be custodian of the records and the seal of the Company (if any) and affix and attest the seal (if any) to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by applicable law to be kept and filed are properly kept and filed; and in general, shall perform all duties and have all powers incident to the office of General Counsel/Secretary and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or as may be prescribed by the Board of Directors from time to time.

Section 6.8 Removal. Any officer may be removed, with or without cause, by the Board of Directors whenever, in the Board of Directors’ judgment, as applicable, the best interests of the Company would be served thereby. No officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 6.9 Vacancies. Except as otherwise set forth herein or in resolutions of the Board of Directors creating a new office, a newly created elected office and a vacancy in any elected office, other than the offices of the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, because of death, resignation or removal may be filled as set forth in Section 6.2(b) for the unexpired portion of the term.

ARTICLE VII

DUTIES; EXCULPATION AND INDEMNIFICATION

Section 7.1 Duties.

(a) Whenever the Sole Member makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the Sole Member, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the Sole Member or its Affiliates causing it to do so shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Company, and the Sole Member, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act pursuant to any standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, it being the intent of the Sole Member that the Sole Member or any such Affiliate, in its capacity as the Sole Member, shall have the right to make such determination, in its sole discretion, solely on the basis of its own interests.

(b) Subject to, and as limited by the provisions of this Agreement and the Partnership Agreement, the Directors, in the performance of their duties as such, shall not, to the fullest extent permitted by the Delaware Act and other applicable law, owe any duties (including fiduciary duties) as a Director of the Company to the Company, the Sole Member or any other Person, notwithstanding anything to the contrary existing at law, in equity or otherwise. In furtherance of and subject to the foregoing, to the fullest extent permitted by the Delaware Act and other applicable law, (i) a Sponsor Director shall only owe duties to the Sponsor who designated such Director, and shall be permitted to act solely in the best interests of such Sponsor and not the Sole Member or the Company and its Subsidiaries and (ii) a Director who is not a Sponsor Director shall only owe fiduciary duties to the Sole Member, and shall be permitted to act solely in the best interests of the Sole Member and not the Company and its Subsidiaries. To the fullest extent permitted by Section 18-1101(c) of the Delaware Act, (i) a Sponsor Director, in performing his or her obligations under this Agreement, shall be entitled to act or omit to act at the direction of the Sponsor who designated such Director, in such Sponsor’s sole discretion, considering only such factors, including the separate interests of the designating Sponsor, as such Director or the designating Sponsor chooses to consider, and any action of such Director or failure to act, taken or omitted in good faith reliance on the foregoing provisions of this Section 7.1 shall not constitute a breach of any duty on the part of such Director or designating Sponsor to the Sole Member, the Company or any other Director and (ii) a Director who is not a Sponsor Director, in performing his or her obligations under this Agreement, shall be entitled to act or omit to act at the direction of the Sole Member, in such Sole Member’s sole discretion, considering only such factors as such Director or the Sole Member chooses to consider, and any action of such Director or failure to act, taken or omitted in good faith reliance on the foregoing provisions of this Section 7.1 shall not constitute a breach of any duty on the part of such Director or the Sole Member to the Company or any other Director.

(c) To the extent that the officers (in their capacities as such), make a determination or cause the Company to take or decline to take any other action, then unless another express standard is provided for in this Agreement or any Group Member Agreement, the officers shall make such determination or cause the Company to take or decline to take such other action in the subjective belief that the determination or other action is in, or not adverse to, the best interest of the Company and, to the fullest extent permitted by law, shall not otherwise be subject to any other or different standards or duties imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other applicable law or in equity.

(d) No Director or officer shall have any liability to the Company or the Sole Member for any losses sustained or liabilities incurred as a result of any act or omission of such Director or officer in connection with the conduct of the business of the Company if (a) in the case of an officer, the officer acted in a manner he or she reasonably believed to be not adverse to the best interests of the Company and to be within the scope of his or her authority and (b) in the case of a Director or officer, the conduct did not constitute bad faith, fraud, gross negligence or willful misconduct. Except as required by the Delaware Act, the Company’s debts, obligations, and liabilities, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Sole Member nor any officer or Director shall be personally responsible for any such debt, obligation or liability of the Company solely by reason of being the Sole Member or an officer or Director. The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities of a Director or officer otherwise existing at law, in equity or by operation of the preceding sentences, are agreed by the Company and the Sole Member to replace such duties and liabilities of such Director or officer.

Section 7.2 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee acting (or omitting or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement to the extent that there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.2 shall be made only out of the assets of the Company, it being agreed that the Sole Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is entitled to indemnification pursuant to this Section 7.2 in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.2, the Indemnitee is not entitled to be indemnified upon written request by such Indemnitee and receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.2.

(c) The indemnification provided by this Section 7.2 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement, any other agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance (or reimburse the Sole Member or its Affiliates for the cost of), on behalf of the Company, its Affiliates, the Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s or any of its Affiliates’ activities or such Person’s activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.2: (i) the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.2(a); and (iii) action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Sole Member to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.2 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.2 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.2 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 7.2(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 7.2 ARE INTENDED BY THE SOLE MEMBER TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 7.3 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, any Group Member Agreement, under the Delaware Act or any other law, rule or regulation or at equity, to the fullest extent allowed by law, no Indemnitee or any of its employees or Persons acting on its behalf shall be liable for monetary damages to the Company or the Sole Member for losses sustained or liabilities incurred, of any kind or character, as a result of any act or omission of an Indemnitee or any of its employees or Persons acting on its behalf unless and to the extent there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee or any of its employees or Persons acting on its behalf engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b) The Board of Directors and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s officers or agents, and neither the Board of Directors nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such officer or agent appointed by the Board of Directors or any committee thereof in good faith.

(c) Any amendment, modification or repeal of this Section 7.3 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.3 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE VIII

TAXES

Section 8.1 Taxes. The Company and the Sole Member acknowledge that for federal income tax purposes, the Company will be disregarded as an entity separate from the Sole Member pursuant to Treasury Regulation § 301.7701-3 as long as all of the Membership Interests in the Company are owned by the Sole Member.

ARTICLE IX

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 9.1 Records and Accounting. The Board of Directors shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including the register and all other books and records necessary to provide to the Sole Member any information required to be provided pursuant to this Agreement. Any books and records maintained by or on behalf of the Company in the regular course of its business, including the register, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 9.2 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the period from December 1 of each year through November 30 of the following year (unless otherwise required by law) unless a different period is specified by the Board of Directors.

Section 9.3 Reports. The Board of Directors shall cause to be prepared and delivered to the Sole Member such reports, forecasts, studies, budgets and other information as the Sole Member may reasonably request from time to time.

Section 9.4 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board of Directors. All withdrawals from any such depository shall be made only as authorized by the Board of Directors and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE X

DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

Section 10.1 Dissolution. The Company shall be of perpetual duration; however, the Company shall dissolve, and its affairs shall be wound up, upon the election to dissolve the Company by the Sole Member. No other event shall cause a dissolution of the Company.

Section 10.2 Liquidator. Upon dissolution of the Company in accordance with the provisions of this Article X, the Sole Member shall select one or more Persons to act as Liquidator. The Liquidator (if other than the Sole Member) shall be entitled to receive such compensation for its services as may be approved by the Sole Member. The Liquidator (if other than the Sole Member) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by the Sole Member. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the Sole Member. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article X, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of the Sole Member, all of the powers conferred upon the Sole Member under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 10.3 Liquidation. The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to the Sole Member on such terms as the Liquidator and the Sole Member may agree. If any property is distributed in kind, the Sole Member shall be deemed for purposes of Section 10.3(c) to have received cash equal to its fair market value, net of Liabilities. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Sole Member. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Sole Member.

(b) Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 10.2) and amounts to the Sole Member otherwise than in respect of its rights to distribution under Section 3.2. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to satisfy or discharge liabilities as provided in Section 10.3(b) shall be distributed to the Sole Member, and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 10.4 Certificate of Cancellation. Upon the completion of the distribution of Company cash and property as provided in this Article X in connection with the liquidation of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 10.5 Return of Contributions. The Sole Member shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Sole Member, or any portion thereof, it being expressly understood that any such return shall be made solely from assets of the Company.

Section 10.6 Waiver of Partition. To the maximum extent permitted by law, the Sole Member hereby waives any right to partition of the Company property.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Amendment. This Agreement shall not be altered, modified or changed except by written instrument executed by the Sole Member.

Section 11.2 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or other materials required or permitted to be given or made to the Sole Member or the Company under this Agreement shall be in writing and shall be deemed given or made when delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, delivery by electronic mail or when received in the form of a facsimile, and shall be directed to the address or facsimile number of the Sole Member or the Company at the address set forth on Exhibit C; provided, that to be effective any such notice sent originally by facsimile or email must be followed within two Business Days by a copy of such notice sent by overnight courier service (other than any notice delivered by email for which the intended recipient thereof, by reply email, waives delivery of such copy).

(b) If the Sole Member shall consent to receiving notices, demands, requests, reports or other materials via electronic mail, any such notice, demand, request, report or other materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 11.2 executed by the Company or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report.

(c) The Company may rely and shall be protected in relying on any notice or other document from the Sole Member or other Person if believed by it to be genuine.

(d) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 11.3 Further Action. In connection with this Agreement and the transactions contemplated hereby, the Sole Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 11.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Sole Member and its heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 11.5 Integration. This Agreement constitutes the entire agreement of the Sole Member hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 11.6 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 11.7 Waiver. No failure by the Sole Member to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 11.8 Third-Party Beneficiaries. The Sole Member agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

Section 11.9 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. The Sole Member shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 11.10 Applicable Law; Forum and Venue.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Delaware Act, such provision of the Delaware Act shall control. If any provision of the Delaware Act may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(b) Any and all claims, suits, actions or proceedings arising out of, in connection with or relating in any way to this Agreement shall be exclusively brought in the Court of Chancery of the State of Delaware. Each party hereto unconditionally and irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware with respect to any such claim, suit, action or proceeding and waives any objection that such party may have to the laying of venue of any claim, suit, action or proceeding in the Court of Chancery of the State of Delaware.

Section 11.11 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 11.12 Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) or similar format affixed in the name and on behalf of the Company on certificates representing Membership Interests is expressly permitted by this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Sole Member has executed this Agreement as of the date first set forth above.

SOLE MEMBER:

8POINT3 HOLDING COMPANY, LLC

By:
Name:
Title:

Signature Page to Amended and Restated

Limited Liability Company Agreement

EXHIBIT A

INITIAL DIRECTORS

Charles D. Boynton	Sponsor Director SP Director Chairman of the Board of Directors

Sponsor Director SP Director

Mark R. Widmar	Sponsor Director FS Director

Sponsor Director FS Director

Independent Director[1]

[1]	Note: Additional Independent Directors to be named here if Sponsors elect to add additional independent directors prior to IPO.

A-1

EXHIBIT B

INITIAL OFFICERS

Charles D. Boynton	Chief Executive Officer

Mark R. Widmar	Chief Financial Officer

Mandy Yang	Chief Accounting Officer

Jason E. Dymbort	General Counsel/Secretary

Vice President of Operations

Natalie Jackson	Vice President of Operations

B-1

EXHIBIT C

ADDRESS FOR NOTICE

The Company

8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention:        Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: jdymbort@firstsolar.com

Attention:        Jason Dymbort, General Counsel

8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention:        Mark Widmar, Chief Financial Officer

The Sole Member

8point3 Holding Company, LLC

c/o First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention:        Mark Widmar, Chief Financial Officer

and

8point3 Holding Company, LLC

c/o SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention:        Charles Boynton, Chief Financial Officer

C-1

with copies, which shall not constitute notice, to:

8point3 Holding Company, LLC

c/o First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 427-2925

Email: generalcounsel@firstsolar.com

Attention:        Paul Kaleta, General Counsel

and

8point3 Holding Company, LLC

c/o SunPower Corporation

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: lisa.bodensteiner@sunpower.com

Attention:        Lisa Bodensteiner, General Counsel

C-2